Exhibit 99.1

bread financial

Bread Financial reports first quarter 2025 results

COLUMBUS, Ohio, April 24, 2025 – Bread Financial Holdings, Inc. (NYSE: BFH), a tech-forward financial services company that provides simple, personalized payment, lending, and saving solutions, today announced financial results for the first quarter ended March 31, 2025.

($ in millions, except per share amounts)	First quarter 2025	
	Total company	**Continuing operations**
Net income	**$138**	**$142**
Earnings per diluted share	**$2.78**	**$2.86**

$18.2B	$970MM	12.0%	$48.92
1Q25 Average loans	**1Q25 Revenue**	**Common equity tier 1 capital ratio**	**Tangible book value per common share(1)**

- Relative to the first quarter of 2024:
  - Income from continuing operations increased 5% primarily driven by improved credit and disciplined expense management.
  - Average loans decreased 2%, primarily due to the macroeconomic environment driving lower consumer spending, higher gross losses in 2024, and tighter underwriting standards.
  - Common equity tier 1 (CET1) capital ratio decreased 60 basis points to 12.0%, impacted by the last CECL phase-in adjustment of approximately 70 basis points in the quarter.
  - Tangible book value per common share(1) increased $2.95, or 6%, to $48.92.
- Return on average tangible common equity(1) was 23.0%.
- First quarter delinquency rate was 5.9% and net loss rate was 8.2%.
- Completed $400 million offering of subordinated notes due 2035, increasing our Total risk-based capital ratio to 15.5%.
- Repurchased $102 million, or 2.1 million shares, in the first quarter. Subsequently, in April we repurchased an additional 1.1 million shares for a total of 3.2 million shares, completing our board-authorized share repurchase program of $150 million.

(1) Represents a Non-GAAP financial measure. See "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures".

CEO COMMENTARY

"In the first quarter, we continued to demonstrate our financial resilience with net income of $138 million and by increasing our tangible book value per common share to $48.92. We advanced our ongoing efforts to optimize our capital structure and strengthen our balance sheet with the successful execution of a $400 million subordinated notes offering during the first quarter, increasing tier 2 capital, and the recent completion of our $150 million board-authorized share repurchase program. These actions and the strong capital and cash flow generation of our business create additional capital flexibility and opportunities to deliver further value to our shareholders.

"For the first quarter, credit sales grew 1% year-over-year, driven by higher general-purpose spending and overall transaction volume, as consumers are likely advancing purchases ahead of potential price increases, along with lower gas prices helping to bolster their discretionary purchasing power. The risk of disruption to the economy continues to grow as evidenced by the uncertainty reflected in lower consumer and small business confidence and sentiment. While our industry will benefit from the CFPB's late fee rule having been vacated, as well as from a reduced regulatory environment, risks associated with tariffs, trade policies, and inflation may adversely impact consumer strength. We will continue to monitor economic and consumer financial health closely and remain disciplined with our credit risk management.

"We are pleased with our new partner signings in the quarter, including today's card program announcement with Crypto.com, further diversifying our industry verticals. We also renewed multiple brand partners, including extending our long-term agreement with Academy Sports where we offer both our card and Bread Pay products.

"Looking ahead, we remain focused on responsible growth, disciplined capital allocation, and continued execution on our operational excellence efforts, while maintaining flexibility to adapt to changing fiscal and monetary policies, and the regulatory landscape. We are well-positioned to generate additional capital, deliver strong returns, and create sustainable, long-term value for our shareholders."

- Ralph Andretta, president and chief executive officer

Bread Financial | April 24, 2025 1

Bread Financial | April 24, 2025 2 "Our first quarter results reflect our resilient business model, strategic credit tightening actions, and ability to deliver solid results despite a challenging macroeconomic environment. During the quarter, credit sales grew 1% as consumer financial health remained relatively steady, reflected in our improving credit metrics. Income from continuing operations increased 5% as expenses decreased 1% year-over-year, driven by our enterprise- wide focus on driving operational excellence. "Net interest margin improved sequentially to 18.1% following the seasonal trend of decreasing transactor balances from fourth quarter holiday spending. Net interest margin trends continue to be impacted by a lower average prime rate, a shift in mix toward co-brand products, and lower billed late fees, partially offset by our implementation of pricing changes. "This quarter we continued to strengthen and optimize our balance sheet. We completed a $400 million subordinated notes offering, increasing our total risk-based capital ratio to 15.5%. In addition, in March we commenced our $150 million board-authorized share repurchase program, completing the program in April with 3.2 million total shares repurchased. We also repurchased $7 million in principal value of our convertible notes, leaving only $3 million remaining. Direct-to-consumer deposits increased 13% year-over- year to $7.9 billion at quarter-end. Our average direct-to- consumer deposits now represent 43% of total funding, up from 36% a year ago and approaching our targeted threshold of over 50%. "In the first quarter of 2025, the net loss rate was at the lower end of our expectations, as we have started to observe favorable trends in our later-stage roll rates. As previously mentioned, the hurricane-related customer-friendly actions we took in October and November of 2024 are estimated to negatively impact second quarter of 2025 losses by approximately $13 million. Given the current macroeconomic uncertainty, we remain vigilant around our credit strategies, yet we remain cautiously optimistic for a gradual improvement in credit performance during the second half of 2025. "Our improving credit results, partially offset by weaker economic scenarios, resulted in a reserve rate of 12.2% as of quarter-end 2025, a slight improvement year-over-year and in line with the third quarter of 2024. We continue to maintain prudent weightings on the economic scenarios in our credit reserve modeling given the wide range of potential macroeconomic outcomes. "We are proud of the progress we have made to enhance our balance sheet and are confident in our ability to achieve solid financial results in 2025." - Perry Beberman, executive vice president and chief financial officer 2025 full year outlook "Our 2025 outlook assumed no late fee reduction related to the CFPB late fee rule, which has recently been vacated by a U.S. District Court. • "Our 2025 outlook has been adjusted from our original 2025 guidance to reflect slower expected retail sales growth, slightly higher inflation, but still generally healthy labor markets. With the greater anticipated economic uncertainty, we are prepared for a wide range of scenarios. Our outlook also assumes interest rate decreases by the Federal Reserve, which will pressure total net interest income. • Average loan growth: "Based on an updated range of economic scenarios and expected impacts on consumer spending, our strategic credit tightening actions, elevated gross credit losses, and visibility into our pipeline and existing partners, we now expect 2025 average credit card and other loans to be flat to slightly down versus full year 2024. • Total revenue: "Total revenue growth, excluding gains on portfolio sales, is anticipated to be flat to slightly up after adjusting for our updated loan guidance, as a result of implemented pricing changes, partially offset by interest rate reductions by the Federal Reserve, lower billed late fees, and a continued shift in risk and product mix. • Total expenses: "As a result of efficiencies gained from ongoing operational excellence initiatives, along with disciplined expense management and prudent investments, we expect to generate nominal positive operating leverage in 2025, excluding gains on portfolio sales and the pretax impacts from our repurchased convertible notes. • Net loss rate: "We continue to anticipate a net loss rate in the 8.0% to 8.2% range for 2025. • Effective tax rate: "We continue to expect our full year normalized effective tax rate to be in the range of 25% to 26%, with quarter-over- quarter variability due to the timing of certain discrete items." CFO COMMENTARY

Bread Financial | April 24, 2025 3 PPNR adjusted for unique items* $509MM $493MM 1Q24 1Q25 Continuing operations(2) First quarter ($ in millions, except per share amounts) 2025 2024 % change Total net interest and non-interest income (“Revenue”) $ 970 $ 991 (2) Net principal losses 365 394 (7) Reserve release (69) (73) (4) Provision for credit losses 296 321 (8) Total non-interest expenses 477 482 (1) Income from continuing operations before income taxes 197 188 5 Income from continuing operations $ 142 $ 135 5 Weighted average shares outstanding – diluted 49.6 49.7 Income from continuing operations per diluted share $ 2.86 $ 2.73 5 Pretax pre-provision earnings (PPNR)(1) $ 493 $ 509 (3) Revenue $991MM $970MM 1Q24 1Q25 -2% Key operating and financial metrics Credit metrics (1) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” and "Reconciliation of GAAP to Non-GAAP Financial Measures". (2) Excludes amounts associated with our former LoyaltyOne segment and our former Epsilon segment which previously have been disclosed as discontinued operations and classified accordingly. Diluted EPS Credit sales $6.0B $6.1B 1Q24 1Q25 +1% Net loss rate 8.5% 8.2% 1Q24 1Q25 Delinquency rate 6.2% 5.9% 1Q24 1Q25 Total company $2.70 $2.78 1Q24 1Q25 Continuing ops. $2.73 $2.86 1Q24 1Q25 -30 bps (2) -3% Pretax pre-provision earnings (PPNR)(1) -30 bps +3% +5%

Bread Financial | April 24, 2025 4 First quarter 2025 compared with first quarter 2024 – continuing operations • Credit sales were $6.1 billion for the first quarter of 2025, an increase of $0.1 billion, or 1%, driven by increased general-purpose spending. • Average and end-of-period credit card and other loans were $18.2 billion and $17.8 billion, respectively, both down 2%, primarily due to the macroeconomic environment throughout 2024 driving lower consumer spending, higher gross losses, and tighter underwriting standards. • Revenue decreased $21 million, or 2%, primarily due to lower finance charges and late fees resulting from a lower average prime rate, lower delinquencies, and our gradual shift in risk and product mix leading to a lower proportion of private label accounts. • Total non-interest expenses decreased $5 million, or 1%, primarily driven by a $15 million decrease in other expenses, which includes prior year debt extinguishment costs, and a $4 million decrease in card and processing expenses, partially offset by a $7 million increase in information processing and communication expenses and a $7 million increase in marketing expenses. • Income from continuing operations increased $7 million, or 5%, primarily due to a lower provision for credit losses and lower total non-interest expenses, partially offset by a decrease in finance charges and late fees. • PPNR, a Non-GAAP financial measure, decreased $16 million, or 3%, primarily due to lower net interest income. • The delinquency rate of 5.9% decreased from 6.2% in the first quarter of 2024. • The net loss rate of 8.2% decreased from 8.5% in the first quarter of 2024. • CET1 ratio of 12.0% decreased from 12.6% in the first quarter of 2024, negatively impacted by approximately 100 basis points related to convertible notes repurchases, approximately 80 basis points for share repurchases, and approximately 70 basis points for the last CECL phase-in, partially offset by net earnings. • Total risk-based capital of 15.5% increased from 14.0% in the first quarter of 2024, benefiting from our $400 million subordinated notes offering which increased our tier 2 capital. Contacts Investor Relations: Brian Vereb (brian.vereb@breadfinancial.com) Susan Haugen (susan.haugen@breadfinancial.com) Media Relations: Rachel Stultz (rachel.stultz@breadfinancial.com) (1) Adjusted GAAP-basis figures are Non-GAAP financial measures. See “Non-GAAP Financial Measures” and "Reconciliation of GAAP to Non-GAAP Financial Measures". 4Q24 impact from repurchased Convertible Notes ($ in millions, except per share amounts) Total expenses Income from cont. ops. Diluted EPS from cont. ops. GAAP-basis $ 477 $ 142 $ 2.86 Impact from repurchased Convertible Notes 2 2 $ 0.04 Adjusted GAAP-basis(1) $ 475 $ 144 $ 2.90

Bread Financial | April 24, 2025 5 Forward-looking statements This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, future financial performance and outlook, future dividend declarations, and future economic conditions. We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, our actual results could differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. Factors that could cause the outcomes to differ materially include, but are not limited to, the following: macroeconomic conditions, including market conditions, inflation, interest rates, labor market conditions, recessionary pressures or concerns over a prolonged economic slowdown, and the related impact on consumer spending behavior, payments, debt levels, savings rates and other behaviors; global political and public health events and conditions, including significant shifts in trade policy, such as changes to, or the imposition of, tariffs and/or trade barriers and any economic impacts, volatility, uncertainty and geopolitical instability resulting therefrom, as well as ongoing wars and military conflicts and natural disasters; future credit performance, including the level of future delinquency and write-off rates; the loss of, or reduction in demand from, significant brand partners or customers in the highly competitive markets in which we compete; the concentration of our business in U.S. consumer credit; inaccuracies in the models and estimates on which we rely, including the amount of our Allowance for credit losses and our credit risk management models; the inability to realize the intended benefits of acquisitions, dispositions and other strategic initiatives; our level of indebtedness and ability to access financial or capital markets; pending and future federal and state legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform and consumer financial services practices, as well as any such actions with respect to late fees, interchange fees or other charges; impacts arising from or relating to the transition of our credit card processing services to third party service providers that we completed in 2022; failures or breaches in our operational or security systems, including as a result of cyberattacks, unanticipated impacts from technology modernization projects or otherwise; and any tax or other liability or adverse impacts arising out of or related to the spinoff of our former LoyaltyOne segment or the bankruptcy filings of Loyalty Ventures Inc. (LVI) and certain of its subsidiaries and subsequent litigation or other disputes. The foregoing factors, along with other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward-looking statements, are described in greater detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Bread Financial | April 24, 2025 6 Non-GAAP financial measures We prepare our Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America (GAAP). However, certain information included herein constitutes Non-GAAP Financial Measures. Our calculations of Non-GAAP Financial Measures may differ from the calculations of similarly titled measures by other companies. In particular: • Pretax pre-provision earnings (PPNR) represents Income from continuing operations before income taxes and the Provision for credit losses. We use PPNR as a metric to evaluate our results of operations before income taxes, excluding the volatility that can occur within Provision for credit losses. • Return on average tangible common equity (ROTCE) represents annualized Income from continuing operations divided by average Tangible common equity. Tangible common equity (TCE) represents Total stockholders' equity reduced by Goodwill and intangible assets, net. We use ROTCE as a metric to evaluate the Company's performance. • Tangible book value per common share represents TCE divided by shares outstanding. We use Tangible book value per common share, a metric used across the industry, to estimate liquidation value. We believe the use of these Non-GAAP financial measures provide additional clarity in understanding our results of operations and trends. For a reconciliation of these Non-GAAP financial measures to the most directly comparable GAAP measures, please see the “Reconciliation of GAAP to Non-GAAP Financial Measures”.

Bread Financial | April 24, 2025 7 Conference call/webcast information Bread Financial will host a conference call on Thursday, April 24, 2025, at 8:30 a.m. (Eastern Time) to discuss the company’s first quarter results. The conference call will be available via the internet at investor.breadfinancial.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the company’s website. About Bread Financial® Bread Financial® (NYSE: BFH) is a tech-forward financial services company that provides simple, personalized payment, lending and saving solutions to millions of U.S. consumers. Our payment solutions, including Bread Financial general purpose credit cards and savings products, empower our customers and their passions for a better life. Additionally, we deliver growth for some of the most recognized brands in travel & entertainment, health & beauty, jewelry and specialty apparel through our private label and co-brand credit cards and pay-over-time products providing choice and value to our shared customers.      To learn more about Bread Financial, our global associates and our sustainability commitments, visit breadfinancial.com or follow us on Instagram and LinkedIn.

Bread Financial | April 24, 2025 8 Three months ended March 31, 2025 2024 Interest income Interest and fees on loans $ 1,185 $ 1,247 Interest on cash and investment securities 46 53 Total interest income 1,231 1,300 Interest expense Interest on deposits 138 155 Interest on borrowings 87 93 Total interest expense 225 248 Net interest income 1,006 1,052 Non-interest income Interchange revenue, net of retailer share arrangements (83) (92) Other 47 31 Total non-interest income (36) (61) Total net interest and non-interest income 970 991 Provision for credit losses 296 321 Total net interest and non-interest income, after provision for credit losses 674 670 Non-interest expenses Employee compensation and benefits 215 213 Card and processing expenses 82 86 Information processing and communication 81 74 Marketing expenses 35 28 Depreciation and amortization 21 23 Other 43 58 Total non-interest expenses 477 482 Income from continuing operations before income taxes 197 188 Provision for income taxes 55 53 Income from continuing operations 142 135 Loss from discontinued operations, net of income taxes (4) (1) Net income $ 138 $ 134 Basic income per share Income from continuing operations $ 2.89 $ 2.74 Loss from discontinued operations $ (0.08) $ (0.03) Net income per share $ 2.81 $ 2.71 Diluted income per share Income from continuing operations $ 2.86 $ 2.73 Loss from discontinued operations $ (0.08) $ (0.03) Net income per share $ 2.78 $ 2.70 Weighted average common shares outstanding Basic 49.0 49.5 Diluted 49.6 49.7 Pretax pre-provision earnings (PPNR)(1) $ 493 $ 509 BREAD FINANCIAL HOLDINGS, INC. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In millions, except per share amounts) (1) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” and "Reconciliation of GAAP to Non-GAAP Financial Measures".

Bread Financial | April 24, 2025 9 BREAD FINANCIAL HOLDINGS, INC. UNAUDITED CONSOLIDATED BALANCE SHEETS (In millions) March 31, 2025 December 31, 2024 ASSETS Cash and cash equivalents $ 4,212 $ 3,679 Credit card and other loans Total credit card and other loans 17,815 18,896 Allowance for credit losses (2,172) (2,241) Credit card and other loans, net 15,643 16,655 Investments 272 266 Property and equipment, net 133 142 Goodwill and intangible assets, net 738 746 Other assets 1,384 1,403 Total assets $ 22,382 $ 22,891 LIABILITIES AND STOCKHOLDERS' EQUITY Deposits Direct-to-consumer (retail) $ 7,922 $ 7,687 Wholesale and other 5,177 5,395 Total deposits 13,099 13,082 Debt issued by consolidated variable interest entities 3,835 4,558 Long-term and other debt 1,286 999 Other liabilities 1,094 1,201 Total liabilities 19,314 19,840 Total stockholders’ equity 3,068 3,051 Total liabilities and stockholders’ equity $ 22,382 $ 22,891 Shares of common stock outstanding 47.6 49.1

Bread Financial | April 24, 2025 10 Note: The unaudited Consolidated Statements of Cash Flows are presented reflecting the combined cash flows from continuing and discontinued operations. BREAD FINANCIAL HOLDINGS, INC. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) Three months ended March 31, 2025 2024 CASH FLOWS FROM OPERATING ACTIVITIES Net income $ 138 $ 134 Adjustments to reconcile net income to net cash provided by operating activities Provision for credit losses 296 321 Depreciation and amortization 21 23 Deferred income taxes 23 (56) Non-cash stock compensation 13 15 Amortization of deferred financing costs 4 6 Amortization of deferred origination costs 19 26 Change in other operating assets and liabilities Change in other assets (12) (3) Change in other liabilities (109) (23) Other — 4 Net cash provided by operating activities 393 447 CASH FLOWS FROM INVESTING ACTIVITIES Change in credit card and other loans 697 746 Purchases of investments (6) (12) Maturities of investments 5 3 Other, including capital expenditures (5) (17) Net cash provided by investing activities 691 720 CASH FLOWS FROM FINANCING ACTIVITIES Unsecured borrowings under debt agreements 400 300 Repayments/maturities of unsecured borrowings under debt agreements (111) (407) Debt issued by consolidated variable interest entities — 200 Repayments/maturities of debt issued by consolidated variable interest entities (724) (740) Net (decrease) increase in deposits 17 (293) Payment of deferred financing costs (8) (4) Dividends paid (12) (11) Repurchase of common stock (103) (11) Other (21) (9) Net cash used in financing activities (562) (975) Change in cash, cash equivalents and restricted cash 522 192 Cash, cash equivalents and restricted cash at beginning of period 3,714 3,616 Cash, cash equivalents and restricted cash at end of period $ 4,236 $ 3,808

Bread Financial | April 24, 2025 11 BREAD FINANCIAL HOLDINGS, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In millions, except percentages) As of or for the three months ended March 31, 2025 2024 % change Pretax pre-provision earnings Income from continuing operations before income taxes $ 197 $ 188 5 Provision for credit losses 296 321 (8) Pretax pre-provision earnings (PPNR) 493 509 (3) Average Tangible common equity Average Total stockholders’ equity 3,246 3,120 4 Less: average Goodwill and intangible assets, net (744) (759) (2) Average Tangible common equity 2,502 2,361 6 Tangible common equity (TCE) Total stockholders’ equity 3,068 3,032 1 Less: Goodwill and intangible assets, net (738) (753) (2) Tangible common equity (TCE) $ 2,330 $ 2,279 2 nm – Not meaningful, denoting a variance of 1,000 percent or more. Continued on the following page

BREAD FINANCIAL HOLDINGS, INC.
UNAUDITED SUMMARY FINANCIAL HIGHLIGHTS
(In millions, except per share amounts and percentages)

	As of or for the three months ended March 31,		
	2025	2024	% change
Credit sales	$ 6,106	$ 6,030	1
Average credit card and other loans	$ 18,164	$ 18,546	(2)
End-of-period credit card and other loans	$ 17,815	$ 18,185	(2)
End-of-period direct-to-consumer deposits	$ 7,922	$ 6,984	13
Return on average assets[(1)]	2.5%	2.4%	0.1
Return on average equity[(2)]	17.7%	17.5%	0.2
Return on average tangible common equity[(3)]	23.0%	23.1%	(0.1)
Net interest margin[(4)]	18.1%	18.7%	(0.6)
Loan yield[(5)]	26.5%	27.0%	(0.5)
Efficiency ratio[(6)]	49.1%	48.6%	0.5
Common equity tier 1 capital ratio[(7)]	12.0%	12.6%	(0.6)
Tangible book value per common share[(8)]	$ 48.92	$ 45.96	6
Payment rate[(9)]	15.1%	14.8%	0.3
Delinquency rate	5.9%	6.2%	(0.3)
Net loss rate	8.2%	8.5%	(0.3)
Reserve rate	12.2%	12.4%	(0.2)

(1) Return on average assets represents annualized Income from continuing operations divided by average Total assets.
(2) Return on average equity represents annualized Income from continuing operations divided by average Total stockholders' equity.
(3) Return on average tangible common equity (ROTCE) represents annualized Income from continuing operations divided by average Tangible common equity. Tangible common equity (TCE) represents Total stockholders' equity reduced by Goodwill and intangible assets, net. ROTCE is a Non-GAAP financial measure.
(4) Net interest margin represents annualized Net interest income divided by average Total interest-earning assets.
(5) Loan yield represents annualized Interest and fees on loans divided by Average credit card and other loans.
(6) Efficiency ratio represents Total non-interest expenses divided by Total net interest and non-interest income.
(7) Common equity tier 1 capital ratio represents tier 1 capital divided by total risk-weighted assets. In the calculation of tier 1 capital, we follow the Basel III Standardized Approach and therefore Total stockholders' equity has been reduced, primarily by Goodwill and intangible assets, net.
(8) Tangible book value per common share represents TCE divided by shares outstanding and is a Non-GAAP financial measure.
(9) Payment rate represents consumer payments during the last month of the period, divided by the beginning-of-month Credit card and other loans, including held for sale in applicable periods.

Bread Financial | April 24, 2025 12